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                                                                 Exhibit 13

                     Huntleigh Securities Corp.
                      222 South Central Avenue
                     St. Louis, Missouri  63105


                        September 24, 1997



Builders ProLoan Fund, Inc.
222 South Central Avenue
Suite 300
St. Louis, Missouri  63105


Gentlemen:

      We are writing in connection with the 66,666.67 shares of common stock of the Builders ProLoan Fund, Inc. that we have purchased from you at a price of $15 per share. This is to advise you that the shares we have purchased were purchased for investment only with no present intention of selling such shares, and we do not now have any intention of selling such shares.


                                          Very truly yours,


                                          /s/ James A. Winkelmann
                                          ------------------------------
                                          James A. Winkelmann
                                          President